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                      DISTRIBUTION AGREEMENT

                              BETWEEN

                      PHILADELPHIA FUND, INC.

                                AND

                   BAXTER FINANCIAL CORPORATION




     THIS AGREEMENT entered into the 1st day of April 1991, by and between PHILADELPHIA FUND, INC., a Maryland corporation with its principal office located at 1200 North Federal Highway, Suite 424,

Boca Raton, Florida 33432 (hereinafter called the "Fund"), and

BAXTER FINANCIAL CORPORATION, a Florida corporation with its principal office located at 1200 North Federal Highway, Suite 424,

Boca Raton, Florida 33432 (hereinafter called the "Distributor").


                       W I T N E S S E T H:
                       --------------------



     In consideration of the mutual covenants contained herein the parties, intending to be legally bound, hereby agree as follows:



     1.   The Fund hereby appoints the Distributor as agent of the

Fund to offer and sell the shares of the capital stock of the Fund

("Shares") in accordance with the Fund's registration statement, as













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amended from time to time, on a "best efforts" basis.  The

Distributor may offer and sell the Shares directly and, in its discretion, through securities dealers selected by the Distributor,

provided that any such dealer shall have entered into a sales and/or service agreement with the Distributor the form of which has been approved by the Fund as provided in section 9 herein.



     2.   The Fund shall not sell the Shares except: (a) to fill

orders for Shares received from the Distributor or (b) in

connection with a merger or consolidation with another investment company, or the acquisition of all, or substantially all, of the assets of another investment company, or (c) to fill orders for

Shares received by the Fund's custodian directly from investors, or

(d) to the custodian of Philadelphia Fund Investing Programs, and

(e) to Philadelphia Fund International, Ltd.



     3.    Orders for the purchase of Shares placed by the

Distributor shall be subject to the provisions of paragraphs (f)

and (g) of section 26 of the Rules of Fair Practice of the NASD,

the provisions of which are hereby incorporated by reference.

















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      4.    The purchase price of the Shares shall be equal to the

current net asset value thereof as described in the registration statement of the Fund, as amended from time to time.  Purchase orders received by the Distributor not later than the close of the

New York Stock Exchange ("Exchange") shall be priced at the net asset value next calculated after receipt by the Distributor provided that the Fund receives the order from the Distributor prior to the close of business of the Fund on such day.  It shall be the responsibility of the Distributor to transmit orders which it receives prior to the close of said Exchange to the Fund prior to the close of business of the Fund on such day.  Purchase orders received by the Distributor after the close of the Exchange shall be priced at the net asset value next calculated.



     5.    At its own expense, the Fund shall register the Shares

under the applicable laws of such jurisdictions, and in such amounts, as the Distributor shall recommend, and shall cooperate with the Distributor in the preparation and filing of applications for registration and qualification of the Shares under applicable law.

















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      6.    The Distributor shall use its best efforts to promote

the sale of Shares and, to that end, in its discretion, the

Distributor may:



     (a)   prepare and disseminate advertising and promotional

     material through the public media and otherwise;



     (b)  arrange for the sale of Shares through dealers and other financial intermediaries and pay compensation in connection therewith;



     (c)   arrange for, and convene, sales seminars;



     (d)   maintain an office and facilities for the offer and sale

     of Shares;



     (e)  employ a Marketing Director and support personnel; and



     (f)  take such other actions as may be reasonably necessary or desirable to foster the sale of Shares.



     7.  At its own expense, the Fund shall print and provide the

Distributor with such quantities of its current prospectus,











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statements of additional information and reports to stockholders as the Distributor may reasonably request in connection with its responsibilities hereunder, and the Fund shall pay or reimburse the

Distributor for the costs incurred pursuant to section 6 herein,

including related costs of postage, mailing, communications and other office expenses incurred in connection with the offer and sale of Shares provided, however, that any expenses incurred pursuant to section 6(f) herein shall be subject to approval as provided in section 4(a) of the Plan for Payment of Certain

Distribution Expenses of the Fund (Distribution Plan) and, further provided, that in no event shall the Fund be required hereunder to expend during any month amounts which exceed 1/24th of 1% of the net asset value of the Fund, based on the net asset value

calculated on the last business day of such month.



     8.    At least quarterly the Distributor shall report to the

Board of Directors of the Fund on the progress of the Distributor's activities hereunder, and shall prepare and furnish to the Board of

Directors with a written report, setting forth the amounts expended and the purposes for which such expenditures were made, under the

Distribution Plan.  The Distributor shall keep and maintain

adequate records in respect of such expenditures, including the purposes for which such expenditures were made.











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     9.    This Agreement shall become effective as provided in

section 13 herein provided that this Agreement is first approved by the Board of Directors of the Fund, including a majority of those

Directors who are not parties to this Agreement, or interested persons of any such party, and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Distribution Plan (Disinterested Directors) by a vote cast in person at a meeting called for the purpose of voting on such approval, and shall continue in effect until March 31, 1992.

Thereafter, this Agreement may be continued in effect for

successive periods of not more than one year, provided that any such continuance is approved by the Fund as provided herein above.

This Agreement may be terminated at any time, on not more than 60 days written notice, without penalty, by (a) a vote of a majority of the Disinterested Directors or (b) by a vote of a majority of the outstanding voting shares of the Fund, and shall automatically terminate in the event of its assignment, unless the Securities and

Exchange Commission has issued an Order exempting the Fund and the

Distributor from the provisions of the 1940 Act, which otherwise would have caused the termination of this Agreement.  The

Distributor may terminate this Agreement, without penalty, upon 60 days written notice to the Fund.













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     10.   No amendment to this Agreement shall become effective

unless its terms have been approved by a majority of the directors of the Fund, including a majority of the Disinterested Directors.



     11.   Nothing contained in this Agreement shall make the

Distributor, its officers, directors, or shareholders, liable for any loss sustained by the Fund or by any other person on account of any act done or omitted to be done by the Distributor under this

Agreement, provided that nothing herein contained shall protect the

Distributor against any liability to the Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.



     12.   As used in this Agreement, the term "1940 Act" means the

Investment Company Act of 1940, as amended, and terms "interested persons," "assignment," and "majority of the outstanding voting securities" shall have the respective meanings specified in such

Act.  The term "NASD" shall mean the National Association of

Securities Dealers, Inc.



     13.   This Agreement shall be construed in accordance with the

laws of the State of Florida, except to the extent such laws are











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preempted by the 1940 Act, and shall become effective on April 1,

1991.



     14.   Any notice required to be given hereunder shall be sent

via first class mail to the address of the party as set forth above.



     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the day and year above written.

Attest:                            PHILADELPHIA FUND, INC.


/s/Linda J. Budshaw                /s/Ronald F. Rohe
---------------------              ------------------------------
Linda J. Budshaw,                  Ronald F. Rohe, Vice President
Assistant Secretary

Attest:                            BAXTER FINANCIAL CORPORATION


/s/Warren W. Flaschar              /s/Donald H. Baxter
---------------------              ------------------------------
Warren W. Flaschar,                Donald H. Baxter, President
  Secretary